Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR OCZ TECHNOLOGY GROUP, INC. SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

OCZ TECHNOLOGY GROUP, INC.
COMMON STOCK WARRANT

Date of Issuance:  November 2, 2010

This certifies that, for good and valuable consideration, receipt of which is hereby acknowledged, Merriman Capital, Inc. (f/k/a Merriman Curhan Ford & Co.) (the “Holder”) is entitled to purchase, subject to and in accordance with the terms and conditions of this Warrant, from OCZ Technology Group, Inc., a Delaware corporation (the “Issuer”), (i) 214,198 fully paid and nonassessable shares of the Issuer’s common stock, $0.0025 par value per share (“Common Stock”), and (ii) a warrant (the “Subsequent Warrant”) to acquire 53,549 shares of Common Stock at an exercise price of $5.25 per share, in the form of Exhibit A hereto.  This Warrant may be may be exercised at any time during the period commencing on November 2, 2010 (the “Commencement Date”) and ending at 5:00 p.m. California time, November 2, 2015 (the “Expiration Date”), at which time this Warrant will expire and become void unless earlier terminated as provided herein.  The shares of Common Stock for which this Warrant is exercisable, as adjusted from time to time pursuant to the terms hereof, are hereinafter referred to as the “Shares,” and the Shares and the shares of Common Stock issuable upon exercise of any Subsequent Warrant, as adjusted from time to time pursuant to the terms hereof or thereof, are hereinafter referred to as the “Securities.”

1. Exercise Price.  The initial purchase price for the Shares shall be $3.08125 per Share.  Such price shall be subject to adjustment pursuant to the terms hereof (such price, as adjusted from time to time, is hereinafter referred to as the “Exercise Price”).  In addition to the Shares purchased upon payment of the Exercise Price, such payment shall also entitle the Holder to receive a Subsequent Warrant to purchase that number of shares of Common Stock equal to twenty-five percent (25%) of the Shares so purchased, rounded down to the nearest whole number.  For illustrative purposes, the exercise of this Warrant and payment of $659,997.59 (in accordance with Section 2 of this Warrant) would entitle the Holder to receive 214,198 Shares together with a Subsequent Warrant to acquire 53,549 shares of Common Stock, and the exercise of this Warrant and payment of $308,128.09 (in accordance with Section 2 of this Warrant) would entitle the Holder to receive 100,001 Shares together with a Subsequent Warrant to acquire 25,000 shares of Common Stock (in each case assuming the Exercise Price has not been adjusted pursuant to Section 10 of this Warrant).

2. Exercise and Payment.

(a) Cash Exercise.  At any time after the Commencement Date, this Warrant may be exercised, in whole or in part, from time to time by the Holder, during the term hereof, by surrender of this Warrant and the Notice of Exercise attached hereto as Exhibit B (the “Notice of Exercise”) duly completed and executed by the Holder to the Issuer at the principal executive offices of the Issuer, together with payment in the amount obtained by multiplying the Exercise Price then in effect by the number of Shares thereby purchased, as designated in the Notice of Exercise.  Payment may be in cash or by check payable to the order of the Issuer.

(b) Net Issuance.  In lieu of payment of the Exercise Price described in Section 2(a), the Holder may elect to receive, without the payment by the Holder of any additional consideration, Shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Issuer, together with the Notice of Exercise duly executed and indicating that the Holder is utilizing the net exercise provisions of Section 2(b) of this Warrant (a “Net Issuance Election”), at the principal executive offices of the Issuer.  Thereupon, the Issuer shall issue to the Holder such number of fully paid and nonassessable Shares as is computed using the following formula (together with a Subsequent Warrant to purchase that number of shares of Common Stock equal to fifty percent (50%) of the Shares covered by this Warrant in respect of which the Net Issuance Election is made pursuant to this Section 2):

X = Y (A-B)
  A

where:	X =	the number of Shares to be issued to the Holder pursuant to this Section 2.

	Y =	the number of Shares covered by this Warrant in respect of which the Net Issuance Election is made pursuant to this Section 2.

	A =	the fair market value of one share of Common Stock, as determined in accordance with the provisions of this Section 2.

	B =	the Exercise Price in effect under this Warrant at the time the Net Issuance Election is made pursuant to this Section 2.

For purposes of this Section 2, the “fair market value” per share of the Common Stock shall mean:

(i) If the Common Stock is traded on a national securities exchange or admitted to unlisted trading privileges on such an exchange, or is quoted on an over-the-counter quotation system, the fair market value shall be the last reported sale price of the Common Stock on such exchange or over-the-counter quotation system on the last business day before the effective date of exercise of the Net Issuance Election or if no such sale is made on such day, the mean of the closing bid and asked prices such day on such exchange or over-the-counter quotation system; and

(ii) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and ask prices are not reported, the fair market value shall be the price per share as determined in good faith by the Issuer’s board of directors.

3. Reservation of Shares.  The Issuer hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Common Stock or other shares of capital stock of the Issuer from time to time issuable upon exercise of this Warrant and any Subsequent Warrant.  All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

4. Delivery of Stock Certificates.  Within a reasonable time after exercise, in whole or in part, of this Warrant, the Issuer shall issue in the name of and deliver to the Holder a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock which the Holder shall have requested in the Notice of Exercise, together with a corresponding Subsequent Warrant to purchase shares of Common Stock calculated pursuant to Section 1 of this Warrant.  If this Warrant is exercised in part, the Issuer shall deliver to the Holder a new Warrant for the unexercised portion of this Warrant at the time of delivery of such stock certificate or certificates and such Subsequent Warrant.

5. No Fractional Shares.  No fractional shares or scrip representing fractional shares will be issued upon exercise of this Warrant.  If upon any exercise of this Warrant a fraction of a share results, the Issuer will pay the Holder the difference between the cash value of the fractional share and the portion of the Exercise Price allocable to the fractional share.

6. Listing.  Prior to the issuance of any shares of Common Stock upon exercise of this Warrant or any Subsequent Warrant, the Issuer shall secure the listing of such shares of Common Stock upon each national securities exchange, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of this Warrant or any Subsequent Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant or any Subsequent Warrant; and the Issuer shall so list on each national securities exchange, and shall maintain such listing of, any other shares of capital stock of the Issuer issuable upon the exercise of this Warrant or any Subsequent Warrant if and so long as any shares of the same class shall be listed on such national securities exchange.

7. Charges, Taxes and Expenses.  The Issuer shall pay all transfer taxes or other incidental charges, if any, in connection with the transfer of the Shares purchased pursuant to the exercise hereof from the Issuer to the Holder.

8. Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Issuer, and upon reimbursement to the Issuer of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Issuer will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

9. Saturdays, Sundays, Holidays, Etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding weekday that is not a legal holiday.

10. Adjustment of Exercise Price and Number of Securities.  The Exercise Price and the number of and kind of securities purchasable upon exercise of this Warrant shall be subject to adjustment from time to time as set forth below.  In addition, prior to the exercise of this Warrant, the exercise price of any Subsequent Warrant and the number of and kind of securities purchasable upon exercise thereof shall also be subject to adjustment from time to time as set forth below.

(a) Subdivisions, Combinations and Other Issuances.  If the Issuer shall at any time after the date hereof but prior to the Expiration Date or exercise of this Warrant subdivide its outstanding securities as to which purchase rights under this Warrant exist, by split-up or otherwise, or combine its outstanding securities as to which purchase rights under this Warrant exist, the number of Securities as to which this Warrant is exercisable as of the date of such subdivision or combination will be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination.  Appropriate adjustments also will be made to the Exercise Price and the exercise price of any Subsequent Warrant, but the aggregate purchase price payable for the total number of Securities purchasable under this Warrant and any Subsequent Warrant as of such date shall remain the same.

(b) Stock Dividend.  If at any time after the date hereof but prior to the Expiration Date or exercise of this Warrant the Issuer declares a dividend or other distribution on Common Stock payable in Common Stock or Convertible Securities without payment of any consideration by such holder for the additional shares of Common Stock or the Convertible Securities (including the additional shares of Common Stock issuable pursuant to the terms thereof), then the number of Securities for which this Warrant and any Subsequent Warrant are exercisable shall be increased as of the record date (or the date of such dividend or distribution if no record date is set) for determining which holders of Common Stock shall be entitled to receive such dividend or distribution, in proportion to the increase in the number of outstanding shares (and shares of Common Stock issuable pursuant to the terms of the Convertible Securities) of Common Stock as a result of such dividend or distribution, and the Exercise Price and the exercise price of any Subsequent Warrant shall be adjusted so that the aggregate amount payable for the purchase of all the Securities issuable under this Warrant and any Subsequent Warrant immediately after the record date (or on the date of such dividend or distribution, if applicable) for such dividend or distribution will equal the aggregate amount so payable immediately before such record date (or on the date of such dividend or distribution, if applicable).  As used herein, “Convertible Securities” means evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event or both.

(c) Other Distributions.  If at any time after the date hereof but prior to the Expiration Date or exercise of this Warrant the Issuer distributes to holders of its Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness or any of its assets (other than cash, Common Stock or Convertible Securities), then the Issuer may, at its option, either (i) decrease the Exercise Price of this Warrant and the exercise price of any Subsequent Warrant by an appropriate amount based upon the value distributed on each share of Common Stock as determined in good faith by the Issuer’s board of directors or (ii) provide by resolution of the Issuer’s board of directors that on exercise of this Warrant or any Subsequent Warrant, the Holder hereof shall thereafter be entitled to receive, in addition to the Securities otherwise receivable on exercise hereof or thererof, the number of shares or other securities or property which would have been received had this Warrant or any Subsequent Warrant at the time been exercised.

(d) Merger.  If at any time after the date hereof but prior to the Expiration Date or exercise of this Warrant there shall be a merger or consolidation of the Issuer with or into another corporation when the Issuer is not the surviving corporation, then the Holder shall thereafter be entitled to receive upon exercise of this Warrant, upon payment of the aggregate Exercise Price then in effect, the number of shares or other securities or property of the successor corporation resulting from such merger or consolidation that would have been received by the Holder for the Securities subject to this Warrant had this Warrant been exercised at such time.

(e) Reclassification, Etc.  If at any time after the date hereof but prior to the Expiration Date or exercise of this Warrant there shall be a change or reclassification of the Securities as to which purchase rights under this Warrant or any Subsequent Warrant exist into the same or a different number of securities of any other class or classes, then the Holder shall thereafter be entitled to receive upon exercise of this Warrant or any Subsequent Warrant, upon payment of the Exercise Price or the exercise price of any Subsequent Warrant then in effect, the number of shares or other securities or property resulting from such change or reclassification that would have been received by the Holder for the Securities subject to this Warrant or any Subsequent Warrant had this Warrant or any Subsequent Warrant been exercised at such time.

11. Notice of Adjustments; Notices.  Whenever the Exercise Price, the exercise price of any Subsequent Warrant, or the number of Securities purchasable under this Warrant or any Subsequent Warrant is adjusted pursuant to Section 10 hereof, the Issuer shall execute and deliver to the Holder within a reasonable time after exercise a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, the Exercise Price hereof or the exercise price of any Subsequent Warrant and number of and kind of securities purchasable under this Warrant or any Subsequent Warrant after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

12. No Rights As Stockholder; Notice to Holders.  Nothing contained in this Warrant will be construed as conferring upon the Holder or its permitted transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Issuer or of any other matter, or any rights whatsoever as stockholders of the Issuer.  The Issuer will notify the Holder by registered mail if at any time prior to the expiration or exercise in full of the Warrant, any of the following events occur:

(a) a dissolution, liquidation or winding up of the Issuer shall be proposed;

(b) a capital reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or any consolidation or merger of the Issuer with or into another corporation (other than a consolidation or merger in which the Issuer is the continuing corporation and that does not result in any reclassification or change of Common Stock outstanding) or in the case of any sale or conveyance to another corporation of the property of the Issuer as an entirety or substantially as an entirety; or

(c) a taking by the Issuer of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other rights.

Such giving of notice will be simultaneous with the giving of notice to holders of Common Stock.  Such notice must specify the record date or the date of closing the stock transfer books, as the case may be.  Failure to provide such notice will not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up.

13. Restricted Securities.  The Holder understands that this Warrant and, subject to the last sentence of this Section 13, any Subsequent Warrant or Securities purchasable hereunder and thereunder constitute “restricted securities” under the federal securities laws inasmuch as they are, or will be, acquired from the Issuer in transactions not involving a public offering and accordingly may not, under such laws and applicable regulations, be resold or transferred without registration under the Securities Act of 1933, as amended (the “1933 Act”) or an applicable exemption from such registration.  The Holder further acknowledges that the securities legend set forth below shall be placed on any Securities issued to the Holder upon exercise of this Warrant and any Subsequent Warrant:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR OCZ TECHNOLOGY GROUP, INC. SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

Notwithstanding the foregoing, if the Holder elects a net issuance under Section 2(b), the Shares and the Subsequent Warrant will be deemed to purchased under Section 3(a)(9) of the 1933 Act and will not be “restricted securities” or subject to legend if the Warrant has been held for a period of one year or more.

14. Certification of Investment Purpose.  Unless a current registration statement under the 1933 Act shall be in effect with respect to the securities to be issued upon exercise of this Warrant, the Holder covenants and agrees that, at the time of exercise hereof, it will deliver to the Issuer a written certification executed by the Holder that the securities acquired by the Holder upon exercise hereof are for the account of the Holder and acquired for investment purposes only and that such securities are not acquired with a view to, or for sale in connection with, any distribution thereof.

15. Disposition; Transferability; Registration.

(a) Disposition.  The Holder hereby agrees not to make any disposition of this Warrant, any Subsequent Warrant or any Securities purchased hereunder or thereunder unless and until:

(i) The Holder shall have notified the Issuer of the proposed disposition and provided a written summary of the terms and conditions of the proposed disposition; and

(ii) The Holder shall have complied with all requirements of this Warrant and any Subsequent Warrant applicable to the disposition.

The Issuer shall not be required (i) to transfer on its books any Warrant, Subsequent Warrant, or Securities which have been sold or transferred in violation of the provisions of this Section 15 or (ii) to treat as the owner of the Warrant, Subsequent Warrant, or Securities, or otherwise to accord voting, dividend or other rights to, any transferee to whom the Warrant, Subsequent Warrant, or Securities have been transferred in contravention of the terms of this Warrant or any Subsequent Warrant.

(b) Transfer.  This Warrant shall be transferable only on the books of the Issuer maintained at its principal office in San Jose, California, or wherever its principal office may then be located, upon delivery thereof duly endorsed by the Holder or by its duly authorized attorney or representative, accompanied by proper evidence of succession, assignment or authority to transfer.  Upon any registration of transfer, the Issuer shall execute and deliver new Warrants to the person entitled thereto.

(c) Limitations on Transfer.  This Warrant may not be sold, transferred, assigned or hypothecated (any such action, a “Transfer”) by the Holder except to (i) one or more persons, each of whom on the date of transfer is an officer of the Holder; (ii) a general partnership or general partnerships, the general partners of which are the Holder and one or more persons, each of whom on the date of transfer is an officer of the Holder; (iii) a successor to the Holder in any merger or consolidation; (iv) a purchaser of all or substantially all of the Holder’s assets; (v) any person receiving this Warrant from one or more of the persons listed in this Section 15(c) at such person’s death pursuant to will, trust or the laws of intestate succession, or (vi) after one year from the date of this Warrant, any person receiving the Warrant from the persons listed in this Section 15.  This Warrant may be divided or combined, upon request to the Issuer by the Holder, into a certificate or certificates representing the right to purchase the same aggregate number of Shares.  If at the time of a Transfer, a registration statement is not in effect to register this Warrant, the Issuer may require the Holder to make such representations, and may place such legends on certificates representing this Warrant, as may be reasonably required in the opinion of counsel to the Issuer to permit a Transfer without such registration.

(d)           Piggyback Registration.   If the Issuer at any time after the Commencement Date proposes to file a registration statement under the 1933 Act registering shares of its Common Stock, whether for sale for the account of the Issuer or for the account of any holder of securities of the Issuer, the Issuer will provide written notice to the Holder at least fifteen (15) days prior to the anticipated filing date of its intention to file such registration statement.  If within ten (10) days after receipt of such notice the Holder provides a written request to the Issuer specifying the Securities that the Holder requests be included in the registration statement, the Issuer will use commercially reasonable efforts to include in the registration statement the Securities so requested by the Holder.  Notwithstanding the foregoing, (i) the notice and registration rights of this section shall not apply to any registration statement on Form S-4, Form S-8, or any similar form or to any initial public offering of Common Stock, (ii) the Issuer may at any time prior to the effective date of the registration statement determine for any reason not to register or to delay registration of such securities, and (iii) in an underwritten offering, if any underwriter advises the Issuer that, in its opinion, the number of securities requested to be included in such registration exceeds the number that can be sold in such offering, the Issuer may exclude from the registration statement any or all of the Securities.  The notice and registration rights set forth in this Section shall expire and be of no further force and effect on the earlier of (x) the inclusion in any effective registration statement of all of the Securities, provided such registration is continuously effective for at least 6 months, (y) the date on which all of the Securities may be sold pursuant to Rule 144 under the 1933 Act, or (z) the two-year anniversary of the Commencement Date.

16. Miscellaneous.

(a) Construction.  Unless the context indicates otherwise, the term “Holder” shall include any transferee or transferees of this Warrant pursuant to Section 15(b), and the term “Warrant” shall include any and all warrants outstanding pursuant to this Warrant, including those evidenced by a certificate or certificates issued upon division, exchange, substitution or transfer pursuant to Section 15.

(b) Restrictions.  By receipt of this Warrant, the Holder represents that the Warrant is being acquired for the account of the Holder and for investment purposes, not with a view to, or for sale in connection with, any distribution of such Warrant.

(c) Notices.  Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three (3) days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (or one (1) day following timely deposit with a reputable overnight courier with next day delivery instructions), or upon confirmation of receipt by the sender of any notice by facsimile transmission, at the address indicated below or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

To the Holder:	Merriman Capital, Inc.
600 California Street, 9th Floor
San Francisco, CA 94108
Attention: Michael C. Doran, General Counsel

To the Issuer:	OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, California 95119
Attention: Chief Financial Officer

(d) Governing Law.  This Warrant shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

(e) Entire Agreement.  This Warrant, the annexes, exhibits and schedules hereto, and the documents referred to herein, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

(f) Binding Effect.  This Warrant and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Issuer and its successors and assigns, and Holder and its successors and assigns.

(g) Waiver; Consent.  This Warrant may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Warrant or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.

(h) Severability.  If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and the balance shall be enforceable in accordance with its terms.

(i) Counterparts.  This Warrant may be signed in several counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the Issuer has executed this Warrant as of the date and year first above written.

OCZ TECHNOLOGY GROUP, INC.

By:
Name: Arthur F. Knapp
Title: Chief Financial Officer

IN WITNESS WHEREOF, the Holder has executed this Warrant as of the date and year first above written.

MERRIMAN CAPITAL, INC.

By:

Its:

EXHIBIT A

FORM OF SUBSEQUENT WARRANT

EXHIBIT B

NOTICE OF EXERCISE

To: OCZ Technology Group, Inc.

1. The undersigned hereby elects to purchase ________________________________________ shares of common stock, $0.0025 par value per share (“Stock”) of OCZ Technology Group, Inc., a Delaware corporation (the “Issuer”), pursuant to the terms of the attached Warrant.

2. The undersigned tenders herewith payment of the exercise price for such shares in full by (check applicable method):

____ a.	tendering cash payment of the exercise price pursuant to Section 2(a) of the attached Warrant;

OR

____ b.	utilizing the net exercise provisions of Section 2(b) of the attached Warrant.

3. Attached as Exhibit A is an investment representation letter addressed to the Issuer and executed by the undersigned as required by Section 14 of the Warrant.

4. Please issue certificates representing the shares of Stock purchased hereunder and the Subsequent Warrant (as defined in the Warrant) in the name of the undersigned or as otherwise indicated below.

5. Please issue a new Warrant for the unexercised portion of the attached Warrant, if any, in the name of the undersigned.

Holder Name: _____________________________

Dated: ______________	Signature: _______________________________
By: ____________________________________
Its: _____________________________________

Name for Certificate and Subsequent Warrant (if not Holder):	___________________________________________________________

Mailing Address:	___________________________________________________________
___________________________________________________________
___________________________________________________________